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                                                                   EXHIBIT 99.16
                             FIRST AMENDMENT TO THE

                        MAGMA COPPER COMPANY TRUST FUND

                             FOR EXECUTIVE BENEFITS


     On February 13, 1987, Magma Copper Company (the "Company") established the Magma Copper Company Trust Fund for Executive Benefits. The Trust Fund was thereafter restated as of January 1, 1989. By this amendment the Company intends to amend the Trust Fund to assure the funding of accrued benefits through the Trust Fund, in accordance with the terms of the Trust Fund, upon the occurrence of a Change in Control.

     1. This amendment shall amend only those sections specifically referred to herein, and those sections and subsections of the Trust Fund not specifically referred to shall remain in full force and effect.

     2.  This First Amendment shall be effective as of November 11, 1993.

     3. Section 1.4 is hereby amended by the addition of the following paragraph as new paragraph appearing at the end thereof:

          "In the event of a "Change in Control," as defined in Section 9.1, the Company will transfer to the Trustee of the Magma Copper Company Trust Fund for Executive Benefits an amount equal to the present value of the liability for benefits accrued to the date of the Change in Control pursuant to the Benefit Arrangements, less amounts already contributed to the Trust Fund. The present value of such benefits as of such date shall be determined by the firm of actuarial consultants serving as the Company's regular actuarial

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    consultant prior to the Change in Control or such other firm as may be designated by the members of the Board who constituted the Board of Directors, immediately prior to the Change in Control, using such assumptions as were used in computing such liabilities for financial reporting purposes by such actuarial consultants. Such transfer shall be made not later than thirty (30) days after the date of such Change in Control. The Trustee shall have no responsibility or duty to collect such funds, and shall act solely at the direction of the Vice President Human Resources with respect to such funding."

     4. Section 9.1 is hereby amended by the addition of the following paragraphs at the end thereof:

     "For purposes of this Trust Agreement, the term "Change in Control" shall mean a change in ownership or managerial control of the stock, assets or business of the Company resulting from one (1) or more of the following circumstances:

     (a) On or after November 11, 1993, the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided however, that a merger or consolidation effected to implement a recapitalization of the Company (or a similar transaction), in which no Person other than Warburg, Pincus Capital Company, L.P., acquires thirty-five percent (35%) or more of the Company's then outstanding voting securities shall not constitute a Change in Control;

     (b) On or after November 11, 1994, a change in ownership of the Company through a transaction or series of transactions, such that any Person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding securities; provided that, for such purposes, any acquisition by the Company shall be disregarded; and provided further that in the event of such a change in ownership, if Warburg, Pincus Capital Company, L.P., as of the date of such change of ownership and at all times thereafter, remains the

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     Beneficial Owner of a percentage interest in the Company equal to at least ten percent (10%) or more than any other Beneficial Owner of the combined voting power of the Company's then outstanding securities, no Change in Control shall be deemed to have occurred unless (A) the majority of the Board serving immediately prior to such Change in Control shall deem a Change in Control to have occurred, or (B) Warburg, Pincus Capital Company, L.P., shall thereafter cease to be the Beneficial Owner of a percentage ownership interest in the Company equal to at least ten percent (10%) more than any other Beneficial Owner of the combined voting power of the Company's then outstanding securities (and in such event, the Change of Control shall be deemed to have occurred on the date Warburg, Pincus Capital Company, L.P., ceases to be the Beneficial Owner of such greater combined voting power);

     (c) A change in identity of a majority of the members of the Board within any twenty-four (24) month period; provided however, if such a change in the identity of the members of the Board occurs following the acquisition of fifty-one percent (51%) or more of the Company's then outstanding voting securities by Warburg, Pincus Capital Company, L.P., no Change in Control shall be deemed to have occurred if such change of Board membership was approved in writing (or by an approved written resolution) by a majority of the Board and of the Management Executive Committee serving immediately prior to such change of Board membership;

     (d) The approval by the Board (or by the shareholders if shareholder approval is required by applicable law or under the terms of any relevant agreement) of an agreement for the sale or disposition of all or substantially all of the Company's assets or a sale/leaseback of all or substantially all of the Company's assets (with or without a purchase option);

     (e) A transfer of all or substantially all of the Company's assets pursuant to a partnership or joint venture agreement where the Company's resulting interest is or becomes fifty percent (50%) or less;

     (f) On or after November 11, 1964, the Board (or the shareholders if shareholder approval is required by applicable law or under the terms of any relevant agreement) shall approve a plan of complete liquidation of the Company; or

     (g) The execution or approval by the Board of any agreement, the consummation of which would result in one of the foregoing.

     For purposes of this Section 9.1, the term "Beneficial Owner" shall have the same meaning as the term is given in Rule

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13d-3 under the Securities Exchange Act of 1934, as amended, and the term
"Person" shall have the meaning given the term when used in section 13(d) and 14(d) of such act. The term "Management Executive Committee" shall mean a committee appointed in writing by the then - acting Chief Executive Officer of the Company, comprised of such corporate officers and additional key employees of the Company as the Chief Executive Officer of the Company shall appoint from time to time. The Chief Executive Officer may remove any member of the Management Executive Committee by notice in writing delivered to such member and to the other members of Management Executive Committee."

     5. Except as amended hereby, the Company hereby ratifies the terms of the Trust Agreement, as previously amended and restated.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized representatives this ____ day of ___________, 19___.

                                  MAGMA COPPER COMPANY


                                  By:____________________
                                     Its:_________________
                                             "Company"


                                  Bank One, Arizona, NA (Formerly Known As The
                                  Valley National Bank of Arizona)


                                  By:____________________
                                     Its:________________
                                             "Trustee"

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